Exhibit 97

Uniti Group Inc.

Policy Regarding Repayment or Forfeiture of Certain Compensation
By Executive Officers (“Clawback Policy”)

(Effective August 1, 2025)

A.    Statement of Policy

It is the policy of the Company that an executive officer shall repay or forfeit erroneously awarded compensation received by an executive officer as required by applicable law and Nasdaq listing standards. This Clawback Policy is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608. This Clawback Policy shall apply to all incentive-based compensation received by executive officers on or after October 2, 2023.

B.    Definitions

Unless the context otherwise requires, the following terms used in this Clawback Policy shall have the following meanings:

1.“Board” means the Board of Directors of Uniti Group Inc.

2.“Committee” means the Compensation Committee of the Board.

3.“Company” means Uniti Group Inc., together with each of its direct and indirect subsidiaries.

4.“Exchange” means the Nasdaq Stock Market.

5.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

6.“erroneously awarded compensation” has the meaning set forth in Section C.4.

7.“executive officer” shall have the meaning assigned to such term in Rule 10D-1(d) under the Exchange Act. For the avoidance of doubt, identification of an executive officer for purposes of this Clawback Policy would include at a minimum executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K and each individual who is or was designated as an “officer” of the Company in accordance with Rule 16a-1(f) under the Exchange Act.

8.“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A

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financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

9.“incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
10.“received” has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

C.     Recovery of Erroneously Awarded Compensation

1.The Company shall recover reasonably promptly the amount of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.This Clawback Policy shall apply to all incentive-based compensation received by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement as described in the first paragraph of this Section C. In addition to these last three completed fiscal years, this Clawback Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

3.The date on which the Company is required to prepare an accounting restatement as described in the first paragraph of this Section C is the earlier to occur of: (i) the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section C; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in the first paragraph of this Section C. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
4.The amount of incentive-based compensation subject to repayment or forfeiture pursuant to this Clawback Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based

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compensation that otherwise would have been received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

5.Notwithstanding the foregoing, the Company shall recover erroneously awarded compensation in compliance with this Clawback Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below are met and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.

(i)The direct expense paid to a third party to assist in enforcing this Clawback Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.The Company shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation.
7.The Company shall file all disclosures with respect to this Clawback Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable filings of the Securities and Exchange Commission.
8.The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.

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D.    Administration

The Committee shall administer and interpret this Clawback Policy in accordance with Nasdaq Listing Rule 5608, Section 10D of the Exchange Act and other applicable Federal securities laws. Except as limited by law, and subject to the provisions of this Clawback Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Clawback Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Clawback Policy and to amend this Clawback Policy, in each case, as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of this Clawback Policy. Subject to Section C.5, this Clawback Policy also may be administered by the Board, and references in this Clawback Policy to the “Committee” shall be understood to refer to the full Board.

In making any determination or in taking or not taking any action under this Clawback Policy, the Committee may obtain and rely on the advice of experts, including employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Clawback Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.

Each award agreement or other document setting forth the terms and conditions of any incentive-based compensation granted to an executive officer shall include a provision incorporating the requirements of this Clawback Policy. Each executive officer will be required to sign a Clawback Policy Acknowledgment and Agreement in the form attached hereto as Exhibit A as a condition to receiving grants or awards of incentive-based compensation. The remedy specified in and any right of recovery under this Clawback Policy shall not be exclusive and shall be in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law.

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Exhibit A

Uniti Group Inc.

Policy Regarding Repayment or Forfeiture of Certain Compensation
By Executive Officers

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Uniti Group Inc. Policy Regarding Repayment or Forfeiture of Certain Compensation By Executive Officers (the “Clawback Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Clawback Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Clawback Policy and that the Clawback Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

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Signature

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Print Name

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Date

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